CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

              OF SERIES B CUMULATIVE PREFERRED STOCK

                                OF

                      BPC HOLDING CORPORATION

          Pursuant to Section 151 of the Corporation Law
                     of the State of Delaware

          I, Martin R. Imbler, President of BPC Holding Corporation (the "CORPORATION"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 thereof, DO HEREBY CERTIFY:

          That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation (the "RESTATED CERTIFICATE"), the Board of Directors on August 29, 1997, adopted the following resolution creating a series of 200,000 shares of Preferred Stock designated as Series B Cumulative Preferred Stock:

          RESOLVED, that pursuant to the authority vested in the Board by ARTICLE FOURTH of the Restated Certificate and out of the Preferred Stock authorized therein, the Board hereby authorizes that a series of Preferred Stock of the Corporation be, and it hereby is, created and that the designation and amount thereof and the voting powers (full or limited, or no voting powers), preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

          SECTION 1.  DESIGNATION AND AMOUNT; RANK.

          (a) The shares of such series of Preferred Stock shall be designated as the "Series B Cumulative Preferred Stock" (the "SERIES B PREFERRED STOCK") and the number of shares initially constituting such series shall be 200,000, which number may be decreased (but not increased) by the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") without a vote of stockholders; PROVIDED, HOWEVER, that such number may not be decreased below the number of then currently outstanding shares of Series B Preferred Stock. The stated value and liquidation preference per share (the "LIQUIDATION PREFERENCE") of the Series B Preferred Stock shall be $25.00.

          (b) The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the Corporation, junior to the Series A Preferred Stock and prior to all other Capital Stock of the Corporation (such other Capital Stock, other than the Series A Preferred Stock, being herein referred to as the "JUNIOR STOCK").

          SECTION 2.  DEFINITIONS.

          Capitalized terms used herein shall have the meanings set forth in this Section 2:

          "AFFILIATE" means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is owned or controlled by, such specified Person. For purposes of this definition, (i) "control" means, with respect to any specified Person, either (x) the beneficial ownership of more than 30 percent of any class of equity securities or (y) the power to direct the management or policies of the specified Person through the ownership of voting securities, by contract, voting agreement or otherwise and (ii) the terms "controlling", "control with" and "controlled by", etc., shall have meanings correlative to the foregoing.

          "BERRY" means Berry Plastics Corporation.

          "BERRY CREDIT FACILITY" means the credit facility provided pursuant to the Amended and Restated Financing and Security Agreement dated as of August 29, 1997, by and among Berry, NationsBank, N.A. and the other Lenders thereunder, as amended, modified, renewed, refunded, replaced or refinanced from time to time which includes the addition, substitution or replacement of any or all lenders thereunder under the same or any replacement agreement.

          "BOARD OF DIRECTORS" has the meaning ascribed to such term in
Section 1(a).

          "BPC SENIOR SUBORDINATED NOTES" means the 12-1/4% Senior Subordinated Notes due 2004 issued pursuant to the BPC Senior Subordinated Notes Indenture.

          "BPC SENIOR SUBORDINATED NOTES INDENTURE" means the Indenture dated as of April 21, 1994, as amended and supplemented from time to time, among the Corporation and the other Guarantors thereunder, Berry, and United States Trust Company of New York, as Trustee, regarding the BPC Senior Subordinated Notes.

          "BUSINESS DAY" means any day other than Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "BY-LAWS" means the by-laws of the Corporation, as they may be amended or restated from time to time.

          "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

          "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including, without limitation, any preferred stock, and with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but excluding any debt securities convertible into such equity.

          "CASH EQUIVALENTS" means (i) United States dollars,
(ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition,
(iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months from the date of acquisition and overnight bank deposits, in each case with any lender party to the Berry Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above and
(v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

          "CERTIFICATE OF INCORPORATION" means the Certificate of
Incorporation of the Corporation, as it may be amended or restated from time to time.

          "CLOSING DATE" has the meaning ascribed to such term in the Reorganization Agreement.

          "COMMON STOCK" means the Common Stock, of all classes, of the Corporation.

          "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus
(ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

          "CORPORATION" means BPC Holding Corporation, a Delaware corporation.

          "DGCL" means the General Corporation Law of the State of Delaware, as in effect from time to time.

          "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to December 31, 2006; PROVIDED, HOWEVER, that any Capital Stock that would otherwise be Disqualified Stock will not be Disqualified Stock solely as a result of a maturity or redemption event that is conditioned upon and subject to compliance with Section 4.07 of the Senior Secured Notes Indenture.

          "DIVIDEND ACCRUAL DATE" means the last day of March, June, September and December in each year.

          "DIVIDEND PERIOD" means each quarterly period ending on a Dividend Accrual Date.

          "DIVIDEND RATE" means, with respect to each share of Series B Preferred Stock, a rate of 14.75% per annum of the Liquidation Preference.

          "EVENT OF NONCOMPLIANCE" means the failure of the Corporation to perform, observe, or comply with any covenant, agreement, obligation, or restriction required hereunder, after giving effect to any grace period provided herein.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXISTING INDEBTEDNESS" means Indebtedness of the Corporation and its Subsidiaries (including, without limitation, the Berry Credit Facility, the Senior Secured Notes and the BPC Senior Subordinated Notes) in existence on the Closing Date, and including any Indebtedness incurred in connection with the refinancing, substitution or replacement of any such Indebtedness in existence on the Closing Date.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

          "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

          "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and
(ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

          "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of any Indebtedness of such Person or any other Person.

          "INTERNATIONAL" means Atlantic Equity Partners International II,
L.P.

          "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers, directors, consultants and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "ISSUE DATE" means the Closing Date, on which date shares of Series B Preferred Stock were issued by the Corporation pursuant to the Reorganization Agreement.

          "JUNIOR PAYMENT" has the meaning ascribed to such term in
Section 6.1(a).

          "JUNIOR STOCK" has the meaning ascribed to such term in
Section 1(b).

          "LIQUIDATION PREFERENCE" has the meaning ascribed to such term in
Section 1(a).

          "OFFICER" means the President, any Vice President, the Treasurer or the Secretary of the Corporation, as applicable.

          "OFFICERS' CERTIFICATE" means a certificate signed by two
Officers.

          "PERMITTED INVESTMENTS" means (a) any Investments in the Corporation or in a Wholly Owned Subsidiary of the Corporation that is engaged in the same or similar line of business as the Corporation and its Subsidiaries were engaged in on the Issue Date and (b) any Investments in Cash Equivalents.

          "PERSON" means any individual, corporation, general or limited partnership, joint venture, association, limited liability company, joint stock company, trust, business trust, bank, trust company, estate (including any beneficiaries thereof), unincorporated organization, cooperative, association or governmental branch, authority, agency or political subdivision thereof.

          "PREFERRED STOCK" means the preferred stock, par value $0.01 per share, of the Corporation.

          "REDEMPTION DATE" means the date of any redemption of the Series B Preferred Stock pursuant to Section 7.

          "REORGANIZATION AGREEMENT" means the Agreement and Plan of Reorganization dated as of the Closing Date among the Corporation, Berry, VABC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Berry, Venture Packaging, Inc., a Delaware corporation ("Venture"), the subsidiaries of Venture and certain shareholders of Venture.

          "RESTATED CERTIFICATE" means the Restated Certificate of Incorporation of the Corporation.

          "SENIOR SECURED NOTES" means the 12-1/2% senior secured notes issued by the Corporation pursuant to the terms of the Senior Secured Notes Indenture.

          "SENIOR SECURED NOTES INDENTURE" means the Indenture dated as of June 18, 1996, between the Corporation and First Trust of New York, National Association, as trustee, regarding the Senior Secured Notes as the same may be modified and supplemented, and in effect from time to time.

          "SENIOR STOCK" means the Series A Preferred Stock and any stock of the Corporation ranking prior to, or on a parity with, the Series B Preferred Stock either with respect to the payment of dividends or the distribution of assets, whether upon liquidation or otherwise.

          "SERIES A PREFERRED STOCK" means the Series A Senior Cumulative Exchangeable Preferred Stock of the Corporation.

          "SERIES B PREFERRED STOCK" has the meaning ascribed to such term in Section 1(a).

          "SUBSIDIARY" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary shall refer to a Subsidiary of the Corporation.

          "SUCCESSOR CORPORATION" has the meaning ascribed to such term in
Section 6.7(b).

          "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

          SECTION 3. DIVIDENDS AND DISTRIBUTIONS. (a) The holders of shares of Series B Preferred Stock, in preference to the holders of shares of Junior Stock but subject to the preferences of the Series A Preferred Stock in effect on the Closing Date, shall be entitled to receive cumulative dividends at the Dividend Rate, and no more, when and as declared by the Board of Directors, out of funds legally available for that purpose. Such dividends shall accrue quarterly on each Dividend Accrual Date, commencing on September 30, 1997, and shall be paid in cash only (i) if, when and as declared by the Board of Directors, out of funds legally available for that purpose, or (ii) upon redemption as provided in Section 7.

               (b) Dividends payable pursuant to Section 3(a) shall begin to accrue and be cumulative from the Issue Date. The amount of dividends payable for any period shorter or longer than a full Dividend Period, including the first Dividend Period, shall be determined on the basis of twelve 30-day months and a 360-day year. Dividends paid on the shares of Series B Preferred Stock, including dividends paid in an amount less than the total amount of such dividends at the time accrued and payable on such shares, shall be allocated PRO RATA on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) days nor less than ten
(10) days prior to the date fixed for the payment thereof. If no record date is fixed, the record date for determining holders of shares of Series B Preferred Stock entitled to receive payment of a dividend declared thereon shall be at the close of business on the day on which the Board of Directors declares such dividend.

          SECTION 4. LIQUIDATION, DISSOLUTION OR WINDING UP. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, subject in all events to the prior rights of the Series A Preferred Stock, an amount equal to the Liquidation Preference per share of Series B Preferred Stock plus all accrued and unpaid dividends thereon to the date of such payment, and no distribution shall be made to the holders of shares of Junior Stock upon liquidation, dissolution or winding up unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received an amount equal to the Liquidation Preference per share plus all accrued and unpaid dividends thereon to the date of such payment (whether or not the declaration or payment of such dividends is legally permissible or is prohibited by any agreement or instrument to which the Corporation is subject).

               (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Section 4.

          SECTION 5. VOTING RIGHTS. Except for any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

          SECTION 6. RESTRICTIVE COVENANTS. For so long as any shares of Series B Preferred Stock shall be outstanding, and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of at least 66-2/3% of the shares of Series B Preferred Stock then outstanding, voting as a single class:

          6.1.  LIMITATION ON JUNIOR PAYMENTS.  (a)  Subject to
Section 6.1(b), the Corporation shall not, directly or indirectly,
(i) declare, pay, or set apart for payment on any Junior Stock, any dividend or make any distribution on or in respect of Junior Stock (including any payment in connection with any merger or consolidation involving the Corporation or any of its Subsidiaries), except dividends or distributions payable in shares (other than Disqualified Stock) of the classes or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares, or
(ii) purchase, redeem, retire or otherwise acquire for value any Junior Stock (any such dividend, distribution, purchase, redemption, or other acquisition being herein referred to as a "JUNIOR PAYMENT").

               (b)  The provisions of Section 6.1(a) shall not prohibit:
(i) any purchase or redemption of Capital Stock of the Corporation made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Corporation (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary); (ii) the repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Corporation pursuant to any management equity subscription, stockholder or stock option agreement; PROVIDED, HOWEVER, that (X) the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $1.0 million in any fiscal year and (Y) no Default or Event of Default (as defined in the Senior Secured Notes Indenture) or Event of Noncompliance shall have occurred and be continuing immediately after such transaction; and
(iii) any repurchase of Capital Stock from an "SBIC Holder" pursuant to
Section 6.1(b)(iii) of the Restated Certificate.

          6.2. LIMITATION ON PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Corporation or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Corporation or any of its Subsidiaries, (ii) make loans or advances to the Corporation or any of its Subsidiaries, (iii) transfer any of its properties or assets to the Corporation or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) Existing Indebtedness,
(B) Indebtedness of Berry or Berry's Subsidiaries permitted to be incurred under the Senior Secured Notes Indenture or the BPC Senior Subordinated Notes Indenture, (C) applicable law, (D) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Corporation or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (E) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, or (F) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired.

          6.3. AMENDMENT OF FINANCING DOCUMENTS. The Corporation will not amend or supplement the Senior Secured Notes or the Senior Secured Notes Indenture, as in effect on the Closing Date (or enter into any refinancing or replacement thereof, or any new financing agreement) if such amended or supplemented or new financing agreement would contain covenants that are more restrictive with respect to the ability of the Corporation to perform its obligations set forth herein, or in the Reorganization Agreement (only to the extent that such covenants relate to the Corporation's obligations to the holders of the Preferred Stock), than those currently set forth under the terms of the Existing Indebtedness or any document relating to any class of Capital Stock of the Corporation.

          6.4. LIMITATION ON ISSUANCE OF SUBSIDIARY SECURITIES. The Corporation will cause its Subsidiaries not to issue any Capital Stock (other than to the Corporation or any wholly-owned subsidiary of the Corporation), unless the proceeds of such issuance are used to redeem all (but not less than all) of the then outstanding shares of Series B Preferred Stock on the terms and conditions set forth herein.

          6.5. SENIOR STOCK. Except as may be required in order to comply with the terms and provisions relating to the Series A Preferred Stock, the Corporation shall not (i) authorize, create or issue any class or series, or any shares of any class or series, of Senior Stock, unless the proceeds from such issuance are used to redeem or repurchase all (but not less than all) of the then outstanding shares of Series B Preferred Stock pursuant to the terms and conditions set forth herein and in the Reorganization Agreement; (ii) reclassify any shares of capital stock of the Corporation into shares of Senior Stock; or (iii) authorize or issue any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock.

          6.6. CERTIFICATE OF INCORPORATION; BY-LAWS. The Corporation shall not amend, alter or repeal the Certificate of Incorporation or By-Laws to alter or change the preferences, rights or powers of the Series B Preferred Stock so as to affect the holders of the Series B Preferred Stock adversely, to otherwise impair the rights of the holders of Series B Preferred Stock, or to increase the authorized number of shares of Series B Preferred Stock.

          6.7. MERGER AND CONSOLIDATION. The Corporation shall not consolidate with or merge with or into, or convey, transfer, lease or sell all or substantially all its assets to, any Person, unless:

               (a) All outstanding shares of Series B Preferred Stock are purchased as a part of such transaction at a per share price of not less than the Liquidation Preference of each such share plus all accrued and unpaid dividends thereon through the date of such purchase; or

               (b) (i) the Corporation is the surviving corporation or, if the surviving corporation is not the Corporation, the resulting, surviving or transferee Person (the "SUCCESSOR CORPORATION") shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (x) the Successor Corporation (if not the Corporation) shall expressly assume, by an amendment to the Reorganization Agreement in form and substance satisfactory to the holders of at least 66-2/3% of all outstanding shares of Series B Preferred Stock as of the date of such assumption, all the obligations of the Corporation thereunder relating to the Series B Preferred Stock, and (y) the Series B Preferred Stock shall be converted or exchanged for and shall become shares of such Successor Corporation, having in respect of such Successor Corporation the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereto, that the Series B Preferred Stock had immediately prior to such transaction;

                     (ii) immediately after giving effect to such transaction, no Default or Event of Default (as defined in the Senior Secured Notes Indenture) exists and no Event of Noncompliance shall have occurred and be continuing;

                    (iii) the Corporation or Successor Corporation, as the case may be, will (x) at the time of the transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the "Fixed Charge Coverage Ratio" test set forth in Section 4.09 of the Senior Secured Notes Indenture and (y) will have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Corporation immediately preceding the transaction; and

                     (iv) the Corporation shall have delivered to the holders of the Series B Preferred Stock an Officers' Certificate stating that such consolidation, merger, transfer or lease complies with this Section 6.7.

The Successor Corporation shall succeed to, and be substituted for, and may exercise every right and power of, the Corporation to the extent set forth in the Reorganization Agreement, but in the case of a lease of all or substantially all its assets, the Corporation shall not be released from its obligations with respect to the Series B Preferred Stock.

Notwithstanding clauses (ii) and (iii): (1) any Subsidiary of the Corporation may consolidate with, merge into or transfer all or part of its properties and assets to the Corporation and (2) the Corporation may merge with an Affiliate incorporated solely for the purpose of reincorporating the Corporation in another jurisdiction to realize tax or other benefits.

          6.8. NOTIFICATION OF CERTAIN EVENTS. The Corporation shall mail to each holder of record of the Series B Preferred Stock, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of (i) the occurrence of any Event of Noncompliance, (ii) any failure by the Corporation to observe any covenant specified herein or any covenant in the Reorganization Agreement that relates to the Preferred Stock and (iii) any event which requires the Corporation to provide notification to the holders of the Series A Preferred Stock; PROVIDED, HOWEVER that the holders of the Series B Preferred Stock shall protect, preserve and maintain in strict confidence all such information disclosed to them and shall not use, divulge, furnish, make accessible or disclose such information to any third party, except as such holder may be required to do so by law.

          6.9. DISTRIBUTIONS OF JUNIOR STOCK. Except as otherwise provided for in Section 6.1(b), for so long as the Common Stock of the Corporation is not registered pursuant to Section 12 or 15 of the Exchange Act, any dividends, distributions or other payments made on or in respect of Junior Stock shall be held by holders of Junior Stock in trust for the benefit of the holders of Series B Preferred Stock and shall be remitted to the holders of Series B Preferred Stock, on a pro-rata basis, until each holder of Series B Preferred Stock has received an amount equal to the per share Liquidation Preference plus all accrued and unpaid dividends; PROVIDED, HOWEVER, that the provisions of this Section 6.9 shall be subject in all respects to the preferences of the Series A Preferred Stock as in effect on the Closing Date including, without limitation, the right of the holders of Series A Preferred Stock to receive distributions or other payments made in respect of Junior Stock.

          SECTION 7. REDEMPTION. (a) On and after the Issue Date, to the extent that the Corporation shall have funds legally available therefor, the Corporation shall have the right, at its sole option and election, to redeem, at any time or from time to time, in whole or in part, the outstanding shares of Series B Preferred Stock by paying therefor in cash an amount per share equal to the Liquidation Preference plus all accrued and unpaid dividends with respect thereto.

               (b) To the extent permitted under the terms of Existing Indebtedness and the Series A Preferred Stock, the Corporation shall redeem the Series B Preferred Stock in accordance with the terms of Section 7(a) in the event of (i) the consummation of any transaction that results in International owning, directly or indirectly, immediately after the consummation of such transaction, less than two-thirds of the Common Stock of the Corporation currently held by International, (ii) the sale by Berry of all or substantially all of its assets to unrelated third party, (iii) the consummation of a registered public offering, or a series of such public offerings, of Common Stock of the Corporation or Berry under the Securities Act of 1933, as amended, which result in aggregate net cash proceeds to the Corporation or Berry of $50,000,000 or greater during any one-year period, or (iv) the redemption in full of the Series A Preferred Stock and payment in full of all dividends payable with respect thereto.

               (c) Notice of any redemption of shares of Series B Preferred Stock pursuant to this Section 7 shall be mailed not less than ten (10) Business Days nor more than sixty (60) days prior to the Redemption Date to each holder of shares of Series B Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. Each such notice shall state: (A) the Redemption Date,
(B) the place or places where the redemption price will be paid (if other than the principal executive offices of the Corporation), (C) if less than all the shares held by any holder are to be redeemed pursuant to paragraph (a), the number of shares to be redeemed from such holder and
(D) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on the Redemption Date. In order to facilitate the redemption of shares of Series B Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series B Preferred Stock to be redeemed, not more than sixty (60) days nor less than thirty
(30) days prior to the applicable Redemption Date. In the case of the redemption of less than all the outstanding shares of Series B Preferred Stock pursuant to paragraph (a), (I) the shares to be redeemed shall be selected PRO RATA, and there shall be redeemed from each holder, as nearly as practicable to the nearest whole share, that proportion of all the shares to be redeemed which the number of shares held of record by such holder bears to the total number of shares of Series B Preferred Stock at the time outstanding; PROVIDED, HOWEVER, that if any holder of Series B Preferred Stock holds of record (or following such redemption would hold of record) less than 100 shares in the aggregate, then the Corporation may elect to redeem all such shares held of record by such holder and there shall be redeemed from each other holder, as nearly as practicable to the nearest whole share, that proportion of all other shares to be redeemed which the number of shares held of record by such holder bears to the total number of other shares of Series B Preferred Stock at the time outstanding, and (II) if fewer than all shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

               (d) Notice having been mailed as specified in Section 7(c), and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the PRO RATA benefit of the holders of the shares so called for redemption, so as to be and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of Series B Preferred Stock called for redemption shall cease to accrue and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof set forth herein and otherwise as stockholders of the Corporation (except the right to receive from the Corporation the redemption price in accordance with this Section 7) shall cease.

          SECTION 8. REACQUIRED SHARES. Any shares of Series B Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of another series of Preferred Stock (subject to any applicable limitations set forth herein).

                         *   *   *   *   *


          IN WITNESS WHEREOF, I have executed and subscribed this Certificate of Designation, Preferences and Rights and do affirm the foregoing as true under the penalties of perjury this 29th day of August, 1997.



                              /S/ MARTIN R. IMBLER
                              ------------------------------
                              Martin R. Imbler
                              President